                                                                      EXHIBIT 21

      NAME OF SUBSIDIARY        JURISDICTION OF INCORPORATION
- ------------------------------  ------------------------------
Anaqueles Unarco, S.A. de C.V.     Mexico

Folding Carrier Corporation        Delaware

Holco Corporation                  Illinois

Leavitt Structural Tubing
Company                            Delaware

Midwest Corporation                West Virginia

Real Time Solutions, Inc.          Delaware

Rohn de Mexico, S.A. de C.V.       Mexico

UNR Realty, Inc.                   Illinois

UNR-Rohn, Inc.                     Alabama

UNR-Rohn, Inc.                     Indiana

UNR-Rohn, Inc.                     Texas

Unarco Asia Limited                Hong Kong

Unarco Canada, Inc.                Canada

Unarco Pacific PTY Limited         Australia